Exhibit 10(f)(3)

AMENDMENT NO. 2

to the

2004 RESTATEMENT

of the

XEROX CORPORATION UNFUNDED RETIREMENT INCOME GUARANTEE PLAN

W I T N E S S E T H:

WHEREAS, Xerox Corporation (the “Company”) has adopted the Unfunded Retirement Income Guarantee Plan, which is presently set forth in the “2004 Restatement of Xerox Corporation Unfunded Retirement Income Guarantee Plan”, as amended by Amendment No. 1 (the “Plan”),

WHEREAS, the Company desires to amend the Plan,

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 1.1 shall be amended to add a “.” at the end of the Section.

2.	Section 3.1 shall be amended to read in its entirety as follows:

“Section 3.1. Eligibility. All Employees and beneficiaries of Employees eligible to receive benefits from the Funded Plan shall be eligible to receive benefits under this Plan in accordance with Section 4.1 regardless of when the Employees may have retired. Notwithstanding the above, if a participant, who is an Employee or former Employee of the Company, or a surviving beneficiary of a participant, is deemed by the Plan Administrator, in his sole and absolute discretion, to have engaged in detrimental activity against the Company, such employee, former employee or surviving beneficiary shall not be eligible to receive benefits under the Plan. (Detrimental activity shall include, but not be limited to, engaging in litigation against the Company or the Plan.)”

The effective date of this amendment is as of the date hereof. In all other respects the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 27th day of February, 2006.

XEROX CORPORATION

By:	/s/ Patricial M. Nazemetz
Vice President